Crown Equity Holdings Inc. Announces Board of Directors and Management Team

LAS VEGAS, March 19 -- Crown Equity Holdings Inc. (OTC Bulletin Board: CRWE - News) announces today its Board of Directors and management team in an effort to correct erroneous information concerning the Company’s management. The Board of Directors consists of Dr. Sadegh Salmassi, who acts as Chairman of the Board, joined by fellow directors Steven Onoue and Arnulfo Saucedo. Mr. Saucedo is also CEO of the Company. Montse Zaman is Secretary and CFO while Ken Bosket has been appointed Executive Vice President. The Company has appointed Mark Vega as Executive Vice President of Development and appointed Christina Collins as office manager. The Company is also announcing that its corporate office is located at 9680 West Tropicana Ave., Suite 117, Las Vegas, Nevada 89147.

Crown Equity, through its wholly-owned subsidiary, Crown Trading Systems, Inc., designs and sells multi-monitor computer systems, primarily for financial traders, as well as being a computer systems, component and parts reseller and distributor.

For further details, please visit the Company's website at http://www.crownequityholdings.com
For further information, please contact sales@crowntradingsystems.com.

Crown Equity Holdings Inc.
9680 W. Tropicana Ave. Ste. 117
Las Vegas NV 89147
702-448-1543
877-854-6797
702-943-0817 Fax
http://www.crownequityholdings.com
http://www.crowntradingsystems.com
http://www.ctsproducts.com

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of the effectiveness of management's strategies and decisions, general economic and business conditions, new or modified statutory or regulatory requirements and changing price and market conditions. No assurance can be given that these are all the factors that could cause actual results to vary materially from the forward-looking statements